Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-256362, No. 333-211461, No. 333-174330, and No. 333-134239) on Form S-8 of our reports dated February 23, 2022, with respect to the consolidated financial statements and financial statement Schedule II, Valuation and Qualifying Accounts of Standard Motor Products, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting.

Our audit report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states the Company acquired Trumpet Holdings, Inc. (“Trombetta”) and Stabil Operative Group GmbH, (“Stabil”) during 2021, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, Trombetta and Stabil’s internal control over financial reporting associated with 13.8% of total assets and 3.5% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Trombetta and Stabil.

/s/ KPMG LLP

New York, New York
February 23, 2022